Exhibit 99.1

Tenet Contacts:	HealthGrades Contacts:
Media: Steven Campanini (469) 893-6321	Media: Scott Shapiro (720) 963-6584
Investors: Thomas Rice (469) 893-2522	Investors: Allen Dodge (303) 716-0041
HealthGrades, Tenet to Assist Consumers by Making Available
Detailed Reports about Doctors on the Internet at No Cost
     DALLAS and GOLDEN, Colo. — May 4, 2006 — Tenet Healthcare Corporation (NYSE: THC) and Health Grades, Inc. (Nasdaq: HGRD) announced today an innovative agreement to assist health care consumers in making informed decisions by offering detailed reports about physicians on the Internet at no cost. Under the multi-year agreement, reports about physicians affiliated with Tenet hospitals and their practices will be available free-of-charge on the HealthGrades web site, www.healthgrades.com, beginning June 1, 2006.
     HealthGrades currently charges a fee to consumers for its Physician Quality Reports on practicing physicians throughout the country. Under the agreement, reports on physicians affiliated with Tenet hospitals will be sponsored by Tenet and available on the Internet at no cost.
     The HealthGrades Physician Quality Reports typically include certain basic information about a doctor, including verification of board certification sourced from the American Board of Medical Specialties and disciplinary actions, if any. Under the agreement with Tenet, Tenet affiliated physicians will also be permitted to add additional information about themselves and their practices, such as education, office hours, areas of practice specialization and insurance plans accepted. These enhanced reports, part of HealthGrades’ Patient-Provider Gateway program, will give consumers more robust information when selecting their health care providers.

     The use of the Internet by consumers seeking information about hospitals and physicians has grown dramatically. Consumers, employers and health plans increasingly rely on HealthGrades and other independent sources to make health care decisions. The number of unique visitors using HealthGrades’ web site each month has increased significantly in the last year, to approximately 2.9 million individuals per month.
     “Tenet is committed to finding innovative ways to help consumers address their health care needs, and this agreement with HealthGrades is part of that commitment,” said Reynold Jennings, Tenet’s chief operating officer. “The Internet is an increasingly popular method used by consumers to find information about doctors and hospitals before they become patients. Detailed HealthGrades reports on Tenet-affiliated physicians will now be available at no cost to the consumer. This agreement also helps our physicians provide more information about themselves to prospective patients in a very effective way.”
     “HealthGrades is at the center of the consumer-directed health care revolution, with millions of consumers each month researching and selecting a physician or hospital through HealthGrades’ consumer web site or the customized programs we offer to large employers and health plans,” said Kerry Hicks, HealthGrades president and chief executive officer. “With this agreement, Tenet is the first major hospital operator to make HealthGrades’ information even more accessible by eliminating the cost to consumers of reports on Tenet-affiliated physicians. We applaud Tenet for helping empower consumers to make more informed choices about their own care.”
     In addition to providing free detailed reports to consumers looking for information about Tenet-affiliated physicians and their practices, the HealthGrades web site will include detailed profiles of Tenet hospitals with which the physicians are affiliated. The hospital profiles will include an overview of the hospital’s services and areas of expertise, HealthGrades’ quality ratings and designations and information about the hospital’s role in the community.

     Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.
     HealthGrades is the leading health care ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at www.healthgrades.com.
# # #
Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in Tenet’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.
This press release contains forward-looking statements including information to be added to HealthGrades physician profile and the timing of certain reports being made available at no cost to consumers. Actual results may differ materially from those described in such forward-looking statements due to several factors, including unanticipated difficulties encountered in obtaining additional information from Tenet physicians, technical difficulties and other factors described in HealthGrades’ filing with the Securities and Exchange Commission. HealthGrades does not undertake to update its forward-looking statements.